As filed with the Securities and Exchange Commission on May 15, 2003.

Registration No. 333- 102597

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

V.I. TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3238476
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(617) 926-1551

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Barr

President and Chief Executive Officer

V. I. Technologies, Inc.

134 Coolidge Avenue

Watertown, Massachusetts 02472

(617) 926-1551

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William T. Whelan, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Telephone: (617) 542-6000

Fax: (617) 542-2241

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If the registrant elects to deliver its annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

SUPPLEMENTAL NOTE

THIS REGISTRATION STATEMENT WAS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2003. THIS POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT IS BEING FILED FOR THE PURPOSE OF EXTENDING THE PERIOD OF THE RIGHTS OFFERING AND TO UPDATE CERTAIN INFORMATION RELATING TO THE REGISTRANT.

V.I. Technologies, Inc.

19,830,539 Shares

Common Stock

This prospectus supplement notes a decision to extend the expiration date of our rights offering to May 23, 2003 and provides certain additional information relating to V.I. Technologies, Inc.

You should read this prospectus supplement and the prospectus previously delivered carefully before you invest. Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus before investing in our common stock.

If you desire an additional copy of the prospectus, please contact Thomas T. Higgins, our Chief Financial Officer, at V.I. Technologies, Inc., 134 Coolidge Avenue, Watertown, Massachusetts 02472 or (617) 926-1551.

V.I. Technologies, Inc. has not authorized any person to give you information that differs from the information contained in this prospectus supplement and the prospectus. You should rely solely on the information contained in this prospectus supplement and the prospectus. This prospectus supplement and the prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information in this prospectus supplement is accurate as of the date of this prospectus supplement, even if this prospectus supplement is delivered to you after the date of the prospectus supplement, or you buy shares of common stock of V.I. Technologies, Inc. after the date of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

Extension of Rights Offering

V.I. Technologies, Inc. has decided to extend the expiration date for the pending rights offering under the prospectus dated March 31, 2003 until 5:00 p.m., New York time, on May 23, 2003. All references in our prospectus and the related offering material (including the rights subscription certificate, the instructions, the notice of guaranteed delivery and our letters to shareholders and brokers and their clients) to May 1, 2003 (as previously amended to read May 15, 2003) as the expiration date or the Expiration Date as a defined term are amended to read May 23, 2003 and all references in our prospectus and the related offering material to 5:00 p.m., Eastern Standard Time, on May 1, 2003 (as previously amended to read 5:00 p.m., New York time, on May 15, 2003) as the expiration time or Expiration Time as a defined term are amended to read 5:00 p.m., New York time, on May 23, 2003. In connection with the transfer of rights and the exercise of rights by persons with an address outside the United States, references to April 24, 2003 (as previously amended to read May 8, 2003) are amended to read May 19, 2003. The record date for the rights offering has not changed. We retain the right to further extend the exercise date.

V.I. Technologies, Inc. received a notice from Nasdaq on May 13, 2003 indicating that we have failed to comply with the $1.00 minimum bid price and with the $10 million minimum stockholders’ equity requirements for continued listing under Nasdaq’s Marketplace Rules 4450(a)(5) and 4450(a)(3), respectively. Accordingly, our common stock is subject to delisting from the Nasdaq National Market. We are committed to maintaining our listing on the Nasdaq National Market and intend to file a request for a hearing before the Nasdaq Qualifications Panel (the “Nasdaq Panel”) to appeal the staff determination. Our common stock will continue to be traded on the Nasdaq National Market until the Nasdaq Panel makes a final decision. A hearing with the Nasdaq Panel will likely occur within the next 45 days. There can be no assurance that the Nasdaq Panel will grant our request for continued listing.

Please see pages 20 through 29 of the prospectus for a description of the procedure to exercise your rights.

The date of this prospectus supplement is May 14, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Watertown, Commonwealth of Massachusetts, on May 14, 2003.

V.I. TECHNOLOGIES, INC.

By:	/s/ THOMAS T. HIGGINS
Thomas T. Higgins Executive Vice President, Operations, Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John R. Barr John R. Barr	President, Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2003

* Samuel K. Ackerman, M.D.	Chairman of the Board of Directors	May 14, 2003

/s/ Thomas T. Higgins Thomas T. Higgins	Executive Vice President, Operations and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 14, 2003

* Richard A. Charpie. Ph.D.	Director	May 14, 2003

Jeremy Hayward-Surry	Director	May , 2003

* Irwin Lerner	Director	May 14, 2003

* Joseph M. Limber	Director	May 14, 2003

* Peter D. Parker	Director	May 14, 2003

Doros Platika, M.D.	Director	May , 2003

* David Tendler	Director	May 14, 2003

* Damion E. Wicker, M.D.	Director	May 14, 2003

*By:	/s/ THOMAS T. HIGGINS
Thomas T. Higgins